TCW/DW TOTAL RETURN TRUST

                        INVESTMENT ADVISORY AGREEMENT

   AGREEMENT made as of the 27th day of September, 1994 by and between TCW/DW Total Return Trust, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter called the "Fund"), and TCW Funds Management, Inc., a California corporation (hereinafter called the "Investment Adviser"):

   WHEREAS, The Fund intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

   WHEREAS, The Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and engages in the business of acting as investment adviser; and

   WHEREAS, The Fund desires to retain the Investment Adviser to render investment advisory services in the manner and on the terms and conditions hereinafter set forth; and

   WHEREAS, The Investment Adviser desires to be retained to perform services on said terms and conditions;

   Now, Therefore, this Agreement

                               W I T N E S S E T H:

that in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Investment Adviser agree as follows:

   1. The Fund hereby retains the Investment Adviser to act as investment adviser of the Fund and, subject to the supervision of the Trustees of the Fund (the "Trustees"), to invest the Fund's assets as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall obtain and evaluate such information and advice relating to the economy, securities and commodities markets and securities and commodities as it deems necessary or useful to discharge its duties hereunder; shall continuously invest the assets of the Fund in a manner consistent with the investment objectives and policies of the Fund; shall determine the securities and commodities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and shall take such further action, including the placing of purchase and sale orders on behalf of the Fund, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall also furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request.

   2. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Adviser may desire. The Investment Adviser shall provide the Fund's manager with such records and information as may reasonably be required by the Fund's manager pursuant to its obligations under its management agreement with the Fund to maintain the Fund's books and records.

   3. The Fund will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

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   4. The Investment Adviser shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of its directors, officers and employees, if any, who are also Trustees or officers of the Fund.

   5. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except expenses borne by the Fund's manager pursuant to a management agreement with the Fund), including without limitation: fees pursuant to any management agreement into which the Fund may enter; fees pursuant to any plan of distribution that the Fund may adopt; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities or commodities and other property, and any stock transfer or dividend agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio transactions to which the Fund is a party; all taxes, including securities or commodities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel and the costs and expenses of preparation, printing (including typesetting) and distributing prospectuses and statements of additional information for such purposes); all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees or members of any advisory board or committee who are not employees of the Investment Adviser or the Fund's manager or any corporate affiliate of either of them; all expenses incident to the payment of any dividend or distribution program; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund or the Investment Adviser or the Fund's manager, and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

   6. For the services to be rendered by the Investment Adviser, the Fund shall pay to the Investment Adviser monthly compensation determined by applying the annual rate of 0.30% to the Fund's average daily net assets. Such calculation shall be made by applying 1/365th of the annual rate to the Fund's net assets each day determined as of the close of business on that day or the last previous business day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

   7. In the event the operating expenses of the Fund, including amounts payable to the Investment Adviser pursuant to paragraph 6 hereof, for any fiscal year ending on a date on which this Agreement is in effect, exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Adviser shall reduce its advisory fee to the extent of 40% of such excess and, if and to the extent required by law, pursuant to any such laws or regulations, will reimburse the Fund for 40% of annual operating expenses in excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, distribution fees, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Such reduction, if any, shall be computed and accrued weekly, shall be settled on a monthly basis, and shall be based upon the expense limitation applicable to the Fund as at the end of the last business day of the month. Should two or more such expense limitations be applicable as at the end of the last full week of the month, that expense limitation which results in the largest reduction in the Investment Adviser's fee shall be applicable.

   For purposes of this provision, should any applicable expense limitation be based upon the gross income of the Fund, such gross income shall include, but not be limited to, interest on debt securities in

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the Fund's portfolio accrued to and including the last day of the Fund's fiscal year, and dividends declared on equity securities in the Fund's portfolio, the record dates for which fall on or prior to the last day of such fiscal year, but shall not include gains from the sale of securities.

   8. The Investment Adviser will use its best efforts in its investment of the Fund's assets, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser shall not be liable to the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by the Investment Adviser or for any losses sustained by the Fund or its investors. The Adviser shall be indemnified by the Fund as an agent of the Fund in accordance with the terms of Section 4.8 of the Fund's By-Laws.

   9. Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of the Fund, and shall not in any way bind or restrict the Investment Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Investment Adviser or any such affiliated person may be acting. Nothing in this Agreement shall limit or restrict the right of any Trustee, officer or employee of the Investment Adviser to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

   10. This Agreement shall remain in effect until April 30, 1996 and from year to year thereafter provided such continuance is approved at least annually by the vote of holders of a majority, as defined in the Act, of the outstanding voting securities of the Fund or by the Board of Trustees of the Fund; provided that in either event such continuance is also approved annually by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days' written notice to the Investment Adviser, either by majority vote of the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund; (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by the Act and the rules thereunder) unless such automatic terminations shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) the Investment Adviser may terminate this Agreement without payment of penalty on thirty days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

   11. This Agreement may be amended by the parties without the vote or consent of the shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem it necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund nor the Investment Adviser shall be liable for failing to do so.

   12. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the Advisers Act or any rules, regulations or orders of the Securities and Exchange Commission, the latter shall control.

   13. The Fund acknowledges that Trust Company of the West, an affiliate of the Investment Adviser, owns its own name, initials and logo. The Fund agrees to change its name at the request of the Investment Adviser if this Agreement is terminated for any reason.

   14. The Declaration of Trust establishing TCW/DW Total Return Trust, dated June 29, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name TCW/DW Total Return Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no

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Trustee, shareholder, officer, employee or agent of TCW/DW Total Return Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said TCW/DW Total Return Trust, but the Trust Estate only shall be liable.

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written in New York, New York.

                                            TCW/DW TOTAL RETURN TRUST

                                            By .............................


Attest: ..............................
                                            TCW FUNDS MANAGEMENT, INC.

                                            By  .............................


Attest: ...............................

                                            By  .............................

Attest: ................................

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